As filed with the Securities and Exchange Commission on July 11, 2011

Registration No. 333-73212

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

LaBranche & Co Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	13-4064735
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

599 Lexington Avenue New York, New York	10022
(Address of Principal Executive Offices)	(Zip Code)

Owen Littman, Esq.

Cowen Structured Holdings LLC

599 Lexington Avenue

New York, New York 10022
(Name and Address of Agent For Service)

Telephone:  (212) 845-7900

(Telephone Number, Including Area Code, of Agent For Service)

Copy to:

David K. Boston, Esq.

Laura L. Delanoy, Esq.

Willkie Farr & Gallagher LLP

787 Seventh Avenue

New York, NY 10019

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒

Non-accelerated filer ☐	Smaller reporting company ☐

TERMINATION OF REGISTRATION

This Post-Effective Amendment No. 1 (the “Post-Effective Amendment”) relates to the Registration Statement on Form S-3 (File No. 333-73212) (the “Registration Statement”) of LaBranche & Co Inc. (n/k/a Cowen Structured Holdings LLC) (the “Company”), a Delaware corporation, filed on November 13, 2001, pertaining to 1,200,000 shares of the Company’s common stock held by the selling stockholders identified therein.

On June 28, 2011, pursuant to the terms of the Agreement and Plan of Merger (the “Merger Agreement”), dated as of February 16, 2011, by and among Cowen Group, Inc. (“Cowen”), Louisiana Merger Sub, Inc. (“Merger Sub”)  and the Company, (i) Merger Sub was merged with and into the Company (the “Merger”), with the Company being the surviving corporation and a direct wholly-owned subsidiary of Cowen; and (ii) immediately following the transactions described in clause (i) above, the Company, as the surviving corporation, was merged with and into Louisiana Merger Sub, LLC (n/k/a Cowen Structured Holdings LLC), a wholly owned subsidiary of Cowen.  At the effective time of the Merger (the “Effective Time”), (i) each outstanding share of common stock of the Company, par value $0.01 per share (“Company Common Stock”), other than shares held in the Company’s treasury, was converted into the right to receive 0.998 shares of Class A common stock of Cowen, par value $0.01 per share and (ii) each outstanding option to purchase shares of the Company Common Stock was cancelled for no consideration.  Following the consummation of the transactions contemplated by the Merger Agreement, Cowen is the parent of the Company (n/k/a Cowen Structured Holdings LLC).

The Company has terminated, or is terminating simultaneously with this Post-Effective Amendment, all offerings of its securities pursuant to the Registration Statement. In accordance with an undertaking made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any securities which remain unsold at the termination of the offering, the Company hereby removes from registration all securities registered under the Registration Statement that remain unsold as of the date of this Post-Effective Amendment and terminates the effectiveness of the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in City of New York, State of New York, on July 11, 2011.

COWEN STRUCTURED HOLDINGS LLC (as successor to LaBranche & Co Inc.)

By:	/s/ Owen Littman
Name:	Owen Littman
Title:	General Counsel

Pursuant to the requirements of the Securities Act of 1933, this post-effective amendment to the registration statement has been signed by the following persons on this 11th day of July, 2011 in the capacities indicated.

Signature	Title

/s/ Peter A. Cohen	Principal Executive Officer, and Principal Executive Officer of Cowen Group, Inc., the registrant’s sole managing member
Peter A. Cohen

/s/ Stephen A. Lasota	Principal Financial Officer and Principal Accounting Officer, and Principal Financial Officer and Principal Accounting Officer of Cowen Group, Inc., the registrant’s sole managing member
Stephen A. Lasota